Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Quantum Cyber N.V.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-296480) and the Registration Statement on Form S-8 (File No. 333-293603) of Quantum Cyber N.V. of our report dated September 25, 2026 with respect to the combined balance sheets of Arcade Technology LLC and Arcade Realty LLC as of December 31, 2025 and 2024, and the related combined statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which report appears in the Form 8-K/A of Quantum Cyber N.V. dated September 25, 2026.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

September 25, 2026